Exhibit 5.1

August 19, 2003

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591

Dear Ladies and Gentlemen:

     We have acted as counsel to Progenics Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a Form S-3 Registration Statement (the "Registration Statement"), relating to the public offering from time to time of an aggregate 2,750,000 shares (the "Shares") of the Company's common stock, par value $.0013 per share.

     Based on the foregoing, it is our opinion that:

     Provided that (i) at the time of any issuance or sale of the Shares, a sufficient number of shares of common stock is authorized and available for issuance and (ii) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, the Shares when sold and paid for in a manner contemplated by the Registration Statement and any applicable supplement to the prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

DEWEY BALLANTINE LLP